EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Contact: Michael M. Moran
                Chief of Capital Markets
                877-884-5662

FOR IMMEDIATE DISTRIBUTION

Thomas Giovanelli Joins Capitol Bancorp as
President of the Northwest Region

Giovanelli to Focus on De Novo Bank Development in Seattle Market;
Capitol Ends Talks with AEA Bancshares

LANSING, Mich., and PHOENIX, Ariz.: August 6, 2004: Thomas S. Giovanelli has been appointed President of the Northwest Region for Capitol Bancorp Limited (NYSE:CBC), a $3 billion community bank development company. In this role Giovanelli will introduce and manage Capitol’s community bank development initiatives throughout Washington, Oregon and Idaho. His initial focus will be on Seattle and the King County area.

“We have an aggressive growth plan in place and with Tom, we now have the right components to enter the Northwest,” said Joseph D. Reid, Capitol’s Chairman and CEO. “Successful community bank development hinges on having the right person in the leadership position. Tom’s extensive banking expertise, combined with his community involvement, knowledge of local industry and understanding of the Northwest business climate, makes him that person.”

Reid also announced that talks with AEA Bancshares had concluded and that Capitol has terminated its agreement to purchase the company.

“After many months of serious discussions and extensive due diligence, we have determined that the potential acquisition of AEA was not the right fit for our operating model. We traditionally focus on de novo bank development and although, as we have stated, we are always open to discussions about acquisition and affiliation opportunities, at this point in time it is in the best interest of Capitol to terminate our agreement with AEA,” said Reid.

He added that Giovanelli’s appointment gives Capitol the expertise and knowledge of the Seattle markets that will facilitate the Corporation’s de novo bank development in the Northwest.

Giovanelli brings 27 years of financial services experience to this new position. He most recently was Senior Vice President and Market Executive of the King County Commercial Banking Division for Bank of America where he was responsible for managing a commercial loan portfolio in excess of $1 billion. In addition to commercial banking experience, he has held management positions in retail banking and real estate lending at financial institutions in the Seattle and Bellevue areas including Seafirst Bank, Security Pacific Bank and Rainier Bank.

Giovanelli earned a B.A. in Business Administration from the University of Washington and an M.B.A. from Washington State University. He is a graduate of the School of Credit and Financial Management and has completed the Leadership Development Program at the Center for Creative Leadership.

His community involvement includes having served as a board member for PONCHO (Patrons of Northwest Civic, Cultural and Charitable Organizations) and the Sports and Event Council of King County. He was Trustee and Committee Chair at the Henry Art Gallery and served as an Advisory Board member of the Washington State University College of Business and Economics and as a member of the Advisory Board for the Seattle Seahawk Foundation.

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About Capitol Bancorp Limited

Capitol Bancorp Limited is a $3 billion community bank development company, with 32 individual bank charters and operations in nine states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital, mentors a community bank through its formative stages, and manages its investments in its community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has headquarters in Lansing, Mich. and Phoenix, Ariz.